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                                                                     Exhibit 5.1

                        [Letterhead of Perkins Coie LLP]

                                 July 20, 2005

CSQ Holding Company
3303 Monte Villa Parkway
Bothell, Washington  98021

Ladies and Gentlemen:

        We have acted as counsel to CSQ Holding Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission relating to the issuance of such number of shares of common stock, $.001 par value per share, of the Company (the "Shares"), as shall be required pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 2005, among the Company, Quinton Cardiology Systems, Inc. ("Quinton"), Cardiac Science, Inc. ("Cardiac Science"), Rhythm Acquisition Corporation and Heart Acquisition Corporation (the "Merger Agreement"). The Shares are to be issued as a result of the conversion of shares of common stock of Quinton and Cardiac Science pursuant to the Merger Agreement.

        We have examined the Registration Statement, the Merger Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

        (a) the filing and continued effectiveness of the Registration Statement and any amendments thereto in accordance with the terms of the Merger Agreement,

        (b) due execution by the Company and registration by its registrar of the Shares, and


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CSQ Holding Company
July 20, 2005

Page 2

        (c)    consummation of the mergers as set forth in the Merger Agreement,

the Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ Perkins Coie LLP